Exhibit 10.1

THIRD AMENDMENT TO THE

PEOPLESBANK, A CODORUS VALLEY COMPANY

SALARY CONTINUATION AGREEMENT

THIS THIRD AMENDMENT (the “Amendment”) is adopted this 10th day of May, 2016, by and between PeoplesBank, A Codorus Valley Company, located in York, Pennsylvania (the “Bank”) and Larry J. Miller (the “Executive”).

The Bank and the Executive executed the Salary Continuation Agreement on October 1, 1998 and two subsequent amendments thereto (collectively, the “Agreement”) to provide retirement benefits to the Executive. The Bank and the Executive now wish to amend the Agreement to allow for monthly increases in the benefit for up to one hundred two (102) months following the Executive’s Normal Retirement Age.

Now, therefore, the Bank and the Executive amend the Agreement as follows.

Section 2.1.1 of the Agreement shall be deleted and replaced by the following:

2.1.1	Amount of Benefit. The initial annual benefit under this Section 2.1 (pursuant to the Second Amendment adopted December 23, 2008) is One Hundred Thirty Thousand Four Hundred Thirty-Three Dollars ($130,433). If Termination of Employment occurs after Normal Retirement Age, this benefit shall be increased by .3274% per month for up to a maximum of one hundred two (102) months, for each full month between Normal Retirement Age and the commencement of benefit payments hereunder.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Amendment.

Executive:	Bank:

By:
Larry J. Miller	Title: